CHAIRMAN BRYANT TO RETIRE FROM HERITAGE OAKS BANCORP BOARD

Paso Robles, CA - December 11, 2006 -- Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced the retirement of Dr. B. R. Bryant from its Board of Directors. Bryant will retire as Chairman and as a director of the Company and its subsidiary, Heritage Oaks Bank, effective at the annual meeting scheduled for May 24, 2007.

Dr. Bryant has served as Chairman of the Board since 1994, and Chairman of the Bank since 1982. “Dr. Bryant has been the steady hand that has guided the Bank since its founding. We have appreciated his expertise over the last 24 years and thank him for his service and the contributions he has made to the company. All of us at Heritage Oaks wish him the very best in his retirement,” said Lawrence P. Ward, President and CEO.

Dr. Bryant noted, “It has been a privilege to serve as Chairman of the Board and to be a part of the team that has made Heritage Oaks Bank the leading community bank on the California Central Coast. I am glad to have been able to help the company grow and prosper over the past 24 years.”

In commenting on his successor as Chairman of the Board, Dr. Bryant noted that he will recommend to the Company’s Nominating and Governance Committee that Michael J. Morris be nominated to serve as the next Chairman of the Board. “Since joining the Board of Directors in 2001, Michael has demonstrated the leadership qualities that are essential to the Bank's continued growth and success. As the Chairman of the Board of Andre, Morris & Buttery, San Luis Obispo's oldest and largest law firm, Michael's 35 years of practice on the central Coast provides a breadth of experience that is invaluable to the Bank Board. I think he clearly will be the consensus choice of the Committee and of the Board of Directors,” said Bryant.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

NOTE: Transmitted on Prime Newswire at 3:30 a.m. PST on December 11, 2006.